Exhibit 99.1
Catamaran Corporation Announces Record Third Quarter Financial Results
-Record Quarterly EBITDA of $103.2 million; Revises EPS guidance upward-
- Significant progress in the integration of Catalyst with Q3 revenue surpassing $3 billion

Lisle, Illinois, November 1, 2012 - Catamaran Corporation (formerly known as SXC Health Solutions Corp.) (“Catamaran” or the “Company”) (NASDAQ: CTRX, TSX: CCT), a leading provider of pharmacy benefit management (“PBM”) services and technology, announces its financial results for the three and nine month periods ended September 30, 2012.
Q3 2012 Highlights

•	Completed the merger with Catalyst Health Solutions, Inc. (“Catalyst”), a full-service PBM

•	Revenue increased 148% on a year over year basis to $3.2 billion during Q3 2012, compared to $1.3 billion in Q3 2011

•	Gross profit increased 185% to $234.9 million during Q3 2012, compared to $82.3 million in Q3 2011

•	SG&A includes $36.1 million in transaction and integration related expenses, or $0.11 per share (fully-diluted), related to the Catalyst merger in Q3 2012

•	EBITDA¹ increased 126% to $103.2 million during Q3 2012, compared to $45.6 million in Q3 2011

•	Net income attributable to the Company of $20.5 million, or $0.10 per share (fully-diluted), in Q3 2012

•	Adjusted EPS¹ (fully-diluted), increased 14% to $0.25 in Q3 2012, compared to $0.22 in Q3 2011

•	Cash flow from operations increased 74% to $147.5 million for the year to date (“YTD”) period ending Q3 2012, compared to $84.7 million in YTD Q3 2011, and repaid $100 million of debt in Q3 2012

•	Adjusted prescription claim volume¹ for the PBM segment increased 175% to 64.0 million in Q3 2012, compared to 23.3 million in Q3 2011

•	Transaction processing volume for the HCIT segment was 113.2 million during Q3 2012, compared to 100.1 million in Q3 2011

•	Generic dispense rate increased to an industry leading 83% for Q3 2012, compared to 78% in Q3 2011

•	Announced a six year HCIT contract with State of Indiana Medicaid valued at $60 million over the initial six year term

•	Executed a two-for-one stock split (note that all the share and per share data presented in this release have been retroactively adjusted to reflect this stock split)

•	Launched new consolidated Company brand, Catamaran, and new specialty brand, BriovaRx

•	Ranked 11th in Fortune magazine’s Top 100 Fastest-Growing Companies, the third consecutive year Catamaran has been ranked in this category by Fortune magazine

•	Subsequent to the end of the quarter, signed a 3 year PBM contract with Target Corporation, a Fortune 100 employer

“The third quarter was the start of a truly transformative time for our Company. We began the full scale integration of Catalyst into our operations and launched the re-branding of our combined Company as Catamaran. In the midst of the merger integration and re-branding launch, we continued to execute on our operating plan. Our focus on the operating plan allowed us to deliver another quarter of great results, and we began to see some expected synergies from the two companies come to fruition. We are energized with what the combined Catamaran can achieve and look forward to the new wave of opportunities coming our way as a result of the merger and the cost containment solutions we are able to deliver to the marketplace. Catamaran is in a great position to deliver a record setting 2012 and continued growth going forward," said Mark Thierer, Chairman and CEO of Catamaran Corporation.

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
Catamaran evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments, PBM and Health Care Information Technology (“HCIT”), to the consolidated financial statements for the three and nine month periods ended September 30, 2012 and 2011 are as follows:

Three months ended September 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2012	2011	2012	2011	2012	2011
Revenue	$3,150,755	$1,256,369	$40,025	$30,921	$3,190,780	$1,287,290
Cost of revenue	2,940,060	1,188,197	15,829	16,751	2,955,889	1,204,948
Gross profit	$210,695	$68,172	$24,196	$14,170	$234,891	$82,342
Gross profit %	6.7%	5.4%	60.5%	45.8%	7.4%	6.4%

Nine months ended September 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2012	2011	2012	2011	2012	2011
Revenue	$6,493,029	$3,511,148	$117,551	$85,833	$6,610,580	$3,596,981
Cost of revenue	6,094,664	3,330,886	48,132	45,973	6,142,796	3,376,859
Gross profit	$398,365	$180,262	$69,419	$39,860	$467,784	$220,122
Gross profit %	6.1%	5.1%	59.1%	46.4%	7.1%	6.1%

PBM Revenue
Q3 2012 PBM revenue increased $1.9 billion, or 151%, to $3.2 billion, compared to $1.3 billion in Q3 2011. Revenue was $6.5 billion for the YTD period ended September 30, 2012, an increase of $3.0 billion, or 85%, compared to the same period in 2011. The increase in revenue for both periods is primarily due to $1.5 billion in revenues generated as a result of the recent merger with Catalyst, completed on July 2, 2012, as well as new customer implementations in 2012 and the integration of HealthTran customers.

HCIT Revenue
HCIT revenue increased $9.1 million, or 29%, to $40.0 million in Q3 2012 compared to $30.9 million in Q3 2011. HCIT revenue increased $31.7 million, or 37%, to $117.6 million for the YTD period ended September 30, 2012, compared to $85.8 million for the same period in 2011. The increase in the quarterly and YTD periods was primarily due to an increase in revenues earned from transaction processing and revenues generated from the HCIT customer base acquired from HealthTran and Catalyst.

Consolidated Gross Profit
Gross profit for Q3 2012 increased $152.5 million, or 185%, to $234.9 million compared to $82.3 million in Q3 2011. Gross profit increased $247.7 million, or 113%, to $467.8 million for the YTD period ended September 30, 2012 compared to $220.1 million for the same period in 2011. The increase is mostly due to incremental PBM revenues generated from the recent merger with Catalyst, new customer implementations in 2012 and the integration of HealthTran customers. The gross profit percentage increased to 7.4% of revenue in Q3 2012 from 6.4% of revenue in Q3 2011. The gross profit percentage increased to 7.1% of revenue in the YTD period ended September 30, 2012 from 6.1% in the YTD period ended September 30, 2011. The gross profit percentage increased in both periods as a result of increased generic utilization and the realization of synergies from the integrations of Catalyst and HealthTran.

Selling, General and Administrative (“SG&A”) Costs
SG&A costs for Q3 2012 were $133.7 million compared to $37.4 million in Q3 2011. SG&A costs increased by $151.0 million, or 145%, to $255.1 million for the YTD period ended September 30, 2012 compared to $104.1 million for the same period in 2011. SG&A costs have increased due to the addition of operating costs related to the Company's recent merger with Catalyst, as well as transaction and integration costs incurred related to the merger with Catalyst totaling $36.1 million for Q3 2012, and $42.8 million for the YTD period ended September 30, 2012.

Amortization
Total amortization expense for Q3 2012 and 2011 was $51.4 million and $3.9 million, respectively, an increase of $47.5 million. Amortization expense for the YTD period ended September 30, 2012 and 2011 was $70.7 million and $11.1 million, an increase of $59.6 million. The increase in amortization expense was driven primarily by the amortization of the intangible asset acquired in the recent merger with Catalyst.

Interest Expense
Interest expense for Q3 2012 was $11.7 million compared to $0.4 million in Q3 2011. Interest expense for the YTD period ended September 30, 2012 was $14.5 million compared to $1.4 million for the same period in 2011. The increase for both periods is primarily due to additional interest expense related to the $1.4 billion the Company utilized on its $1.8 billion credit facility entered into in connection with the merger with Catalyst.

Income Taxes
The Company recognized income tax expense of $12.8 million for Q3 2012, representing an effective tax rate of 39.8%, compared to $13.1 million, or 34.2%, for the same period in 2011. The Company recognized income tax expense of $43.3 million for the YTD period ended September 30, 2012, representing an effective tax rate of 37.2%, compared to $33.1 million, or 33.7%, for the same period in 2011. The Company's effective tax rate increased during each period primarily due to non-deductible expenses incurred during 2012 related to the merger with Catalyst.

Net Income and EPS attributable to the Company
The Company executed a two-for-one stock split on October 1, 2012. All share and per share data presented in this release have been retroactively adjusted to reflect this stock split. The Company reported Q3 2012 net income attributable to the Company of $20.5 million, or $0.10 per share (fully-diluted), compared to $25.3 million, or $0.20 per share (fully-diluted), in Q3 2011. Net income attributable to the Company decreased during Q3 2012 compared to the same period in 2011 mainly due to an increase in interest expense as a result of the Company's borrowings utilized to partially finance the merger with Catalyst, increased SG&A expense, increased amortization of intangibles due to acquisitions, as well as transactions and integration expenses related to the merger. These additional expenses were offset by increased revenues and operating income as a result of the addition of the Catalyst and HealthTran businesses and other new customer implementations during the year. EPS attributable to the Company decreased in Q3 2012 compared to the same period in 2011 primarily due to the decrease in net income attributable to the Company as noted above, as well as an increase in common shares outstanding primarily due to the Company's issuance of approximately 12 million common shares in May 2012 in a public offering and the issuance of approximately 66.8 million shares to complete the merger with Catalyst.

Net income attributable to the Company for the YTD period ended September 30, 2012 was $74.1 million, or $0.48 per share (fully-diluted), compared to $65.1 million, or $0.52 per share (fully-diluted), for the same period in 2011. The increase in net income is driven by an increase in revenues due to the recent merger with Catalyst and the acquisition of HealthTran, as well as new customer implementations, offset by an increase in SG&A expense, increased amortization of intangibles due to acquisitions and transaction expenses related to the merger. EPS decreased in the YTD period ended September 30, 2012 compared to the same period in 2011 primarily due to the increase in common shares of the Company outstanding as noted above.

Adjusted EPS¹ (fully-diluted), which excludes all transaction-related amortization of intangible assets of $51.4 million, net of tax, increased 14% to $0.25 per share (fully-diluted) in Q3 2012, compared to $0.22 per share (fully-diluted) in Q3 2011. Adjusted EPS¹ (fully-diluted) increased 31% for the YTD period ended September 30, 2012 to $0.76 (fully-diluted), which excludes all transaction related amortization of $70.7 million, net of tax, compared to $0.58 (fully-diluted), in the same period of 2011.

EBITDA¹
Q3 2012 EBITDA increased 126% to $103.2 million compared to $45.6 million in Q3 2011. EBITDA for the YTD period ended September 30, 2012 increased 83% to $216.1 million, compared to $118.1 million for the same period of 2011. The EBITDA growth was due to additional business generated from the recent merger with Catalyst, other recent acquisitions and their associated synergies, as well as new contract implementations, offset by costs related to the merger, including transaction and integration expenses.

Cash Flow from Operations
For Q3 2012, the Company generated $61.6 million of cash from operations, compared to $85.3 million of cash during the same period in 2011. The decrease is mainly driven by transaction costs incurred related to the Catalyst merger and changes in the timing of certain working capital elements. For the YTD period ended September 30, 2012, the Company generated $147.5 million of cash from operations, compared to $84.7 million of cash during the same period in 2011. Cash from operating activities increased during the YTD period ended September 30, 2012 as compared to the same period in 2011 mainly due to an increase in net income, net of non-cash items. The increased transaction volume in the PBM segment, propelled by new customer implementations during 2012, as well as the additional business generated as a result of the Company's merger with Catalyst and other recent acquisitions, were also drivers of increased operating cash flow during 2012. Due to strong cash flow from operations in Q3 2012, the Company was able to repay $100 million of debt on its revolving credit facility.

2012 Full Year Revised Financial Guidance
With today's announcement, the Company is re-affirming its Revenue and EBITDA 2012 full year financial targets. The increased GAAP EPS (fully-diluted) and Adjusted EPS (fully-diluted) amounts assume the full year effects of the recent stock split.

▪	Revenue of $9.9 to $10.0 billion, unchanged.

▪	EBITDA[1] of $353 to $358 million, unchanged.

▪	GAAP EPS (fully-diluted) of $0.64 to $0.68 versus prior estimate of $0.62 to $0.64.

▪	Adjusted EPS[1] (fully-diluted) of $1.09 to $1.13 versus prior estimate of $1.07 to $1.09 (excluding all transaction-related amortization).

Notice of Conference Call
Catamaran will host a conference call on Thursday, November 1, 2012, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Jeff Park, EVP and CFO, will co-chair the call. This call is being webcast and can be accessed from the IR Events page of the Catamaran Corporation web site at www.catamaranrx.com.  An archived replay of the webcast will be available for 90 days.

1Non-GAAP Financial Measures
Catamaran reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). Catamaran's management also evaluates and makes operating decisions using various other measures. Two such measures are Adjusted EPS and EBITDA, which are non-GAAP financial measures. Catamaran's management believes that these two measures provide useful supplemental information regarding the performance of Catamaran's business operations.

Adjusted EPS adds back the impact of all amortization of intangible asset expenses, net of tax. Amortization of intangible asset expense arises from the acquisition of intangible assets in connection with the Company's business acquisitions. The Company excludes acquisition-related amortization expense from EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Catamaran's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to interest expense, other expense, net, income taxes, depreciation and amortization. Management believes it is useful to exclude these expenses as they are essentially amounts that cannot be influenced by management in the short term.

The 2012 full year guidance of EBITDA was computed using the Company's estimated 2012 earnings before interest expense, other expense, net, income taxes, depreciation and amortization. Adjusted EPS was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all 2012 acquisition-related amortization expense totaling approximately $122-130 million, less estimated 2012 income taxes at the rate of 36-38%.

Adjusted prescription claim volume equals Catamaran's mail service prescriptions multiplied by three, plus its retail and specialty prescriptions. The mail service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS and EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies. Reconciliations of EBITDA to net income and GAAP EPS (fully-diluted) to Adjusted EPS (fully-diluted) are shown below:

EBITDA Reconciliation	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net income attributable to the Company (GAAP)	$20,477	$25,266	$74,129	$65,102
Add:
Depreciation of property and equipment	6,632	2,235	12,928	6,815
Amortization of intangible assets	51,380	3,899	70,710	11,125
Interest expense	11,668	435	14,544	1,382
Other expense, net	175	671	520	594
Income tax expense	12,828	13,112	43,311	33,091
EBITDA	$103,160	$45,618	$216,142	$118,109

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended September 30,				Nine Months Ended September 30,
	2012		2011		2012		2011
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
	(unaudited)				(unaudited)
Net income attributable to the Company (GAAP)	$20,477	$0.10	$25,266	$0.20	$74,129	$0.48	$65,102	$0.52
Amortization of intangible assets	51,380	0.25	3,899	0.03	70,710	0.45	11,125	0.09
Tax effect of reconciling item	(20,449)	(0.10)	(1,333)	(0.01)	(26,304)	(0.17)	(3,749)	(0.03)
Non-GAAP net income attributable to the Company	$51,408	$0.25	$27,832	$0.22	$118,535	$0.76	$72,478	$0.58

About Catamaran Corporation
Catamaran, the industry's fastest-growing pharmacy benefits manager, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 250 million prescriptions each year on behalf of 25 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran's skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Lisle, Ill. with multiple locations in the U.S. and Canada. For more information, please visit www.catamaranrx.com.
Forward-Looking Statements

Certain information included herein is forward-looking within the meaning of certain securities laws and is subject to important risks, uncertainties and assumptions. This forward-looking information includes, among other things, information with respect to the Company’s anticipated operating results and the Company's objectives and the strategies to achieve those objectives, as well as information with respect to the Company’s beliefs, plans, expectations, anticipations, estimates and intentions. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our dependence on, and ability to retain, key customers; our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; potential write-offs of goodwill or other intangible assets; and the outcome of any legal proceeding that has been or may be instituted against us. This list is not exhaustive of the factors that may affect any of our forward-looking statements and is subject to change.

In addition, numerous factors could cause actual results with respect to the merger with Catalyst Health Solutions, Inc. ("Catalyst" or the "Merger") to differ materially from those in the forward-looking statements, including without limitation, the possibility that the expected efficiencies and cost savings from the Merger will not be realized, or will not be realized within the expected time period; the risk that the Company's and Catalyst businesses will not be integrated successfully; disruption from the Merger making it more difficult to maintain business and operational relationships; the risk of customer attrition; and the impact on the availability of funds for other business purposes due to our debt service obligations and funds required to integrate Catalyst.

When relying on forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In making the forward-looking statements contained herein, the Company does not assume any significant future acquisitions, dispositions or one-time items. It does assume, however, the renewal of certain customer contracts. Every year, the Company has major customer contracts that come up for renewal. In addition, the Company also assumes new customer contracts. In this regard, the Company is pursuing large opportunities that present a very long and complex sales cycle which substantially affects its forecasting abilities. The Company has assumed certain timing for the realization of these opportunities which it thinks is reasonable but which may not be achieved. Furthermore, the pursuit of these larger opportunities does not ensure a linear progression of revenue and earnings since they may involve significant up-front costs followed by renewals and cancellations of existing contracts. The Company has assumed certain revenues which may not be realized. The Company has also assumed that the material factors referred to in the previous paragraphs will not cause such forward-looking information to differ materially from actual results or events. The foregoing list of factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors.Other factors that should be considered are discussed from time to time in Catamaran's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our 2011Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to Catamaran or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE REPRESENTS THE COMPANY’S CURRENT EXPECTATIONS AND, ACCORDINGLY, IS SUBJECT TO CHANGE. HOWEVER, THE COMPANY EXPRESSLY DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING INFORMATION, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE LAW.

For more information, please contact:
Tony Perkins
Investor Relations
Catamaran Corporation
(630) 577-4871
tony.perkins@catamaranrx.com

CATAMARAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share data)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$393,032	$341,382
Restricted cash	52,389	12,017
Accounts receivable, net of allowance for doubtful accounts of $5,956 (2011 — $2,725)	676,111	240,425
Rebates receivable	248,215	33,834
Other current assets	140,376	35,605
Total current assets	1,510,123	663,263
Property and equipment, net of accumulated depreciation of $56,759 (2011 — $43,304)	80,090	21,658
Goodwill	4,471,582	291,045
Other intangible assets, net of accumulated amortization of $118,782 (2011 — $48,072)	1,258,397	69,777
Other long-term assets	53,016	4,564
Total assets	$7,373,208	$1,050,307

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$633,675	$219,380
Accrued expenses and other current liabilities	268,401	66,729
Pharmacy benefit management rebates payable	248,536	59,235
Current portion - long-term debt	27,500	—
Total current liabilities	1,178,112	345,344
Deferred income taxes	343,332	18,361
Long-term debt	1,244,425	—
Other long-term liabilities	54,462	15,564
Total liabilities	2,820,331	379,269

Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 205,137,882 shares issued and outstanding, September 30, 2012 (December 31, 2011 — 124,767,322 shares)	4,177,804	394,769
Additional paid-in capital	67,795	37,936
Retained earnings	312,462	238,333
Accumulated other comprehensive income	(2,504)	—
Total shareholders' equity	4,555,557	671,038
Non-controlling interest	(2,680)	—
Total equity	4,552,877	671,038
Total liabilities and equity	$7,373,208	$1,050,307

CATAMARAN CORPORATION
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenue	$3,190,780	$1,287,290	$6,610,580	$3,596,981
Cost of revenue	2,955,889	1,204,948	6,142,796	3,376,859
Gross profit	234,891	82,342	467,784	220,122
Expenses:
Selling, general and administrative	133,716	37,371	255,088	104,064
Depreciation of property and equipment	5,717	1,588	10,552	4,764
Amortization of intangible assets	51,380	3,899	70,710	11,125
	190,813	42,858	336,350	119,953
Operating income	44,078	39,484	131,434	100,169
Interest expense	11,668	435	14,544	1,382
Other expense, net	175	671	520	594
Income before income taxes	32,235	38,378	116,370	98,193
Income tax expense (benefit):
Current	30,816	14,289	62,004	34,587
Deferred	(17,988)	(1,177)	(18,693)	(1,496)
	12,828	13,112	43,311	33,091
Net income	$19,407	$25,266	$73,059	$65,102
Less: Net loss attributable to non-controlling interest	(1,070)	—	(1,070)	—
Net income attributable to the Company	$20,477	$25,266	$74,129	$65,102
Earnings per share attributable to the Company:
Basic	$0.10	$0.20	$0.48	$0.52
Diluted	$0.10	$0.20	$0.48	$0.52
Weighted average number of shares used in computing earnings per share:
Basic	203,505,355	124,542,534	153,850,043	124,101,146
Diluted	204,439,048	126,141,038	154,977,182	125,814,128

CATAMARAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$19,407	$25,266	$73,059	$65,102
Items not involving cash:
Stock-based compensation	6,308	2,404	13,161	6,507
Depreciation of property and equipment	6,649	2,235	12,945	6,815
Amortization of intangible assets	51,380	3,899	70,710	11,125
Deferred lease inducements and rent	1,204	(150)	1,409	(397)
Deferred income taxes	(17,988)	(1,177)	(18,693)	(1,496)
Tax benefit on stock-based compensation plans	(6,633)	(304)	(17,214)	(9,322)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(58,581)	9,211	(86,160)	(93,838)
Rebates receivable	47,693	5,017	6,681	4,616
Restricted cash	9,909	(9)	9,338	(1,181)
Other current assets	21,616	9,927	29,494	16,358
Accounts payable	(3,503)	21,852	59,477	88,504
Accrued expenses and other current liabilities	(31,712)	4,895	(24,459)	(1,308)
Pharmacy benefit management rebates payable	7,616	2,528	10,336	(5,304)
Other	8,203	(286)	7,430	(1,469)
Net cash provided by operating activities	61,568	85,308	147,514	84,712
Cash flows from investing activities:
Acquisition, net of cash acquired	(1,321,501)	564	(1,564,385)	(12,421)
Purchases of property and equipment	(2,063)	(978)	(12,901)	(3,073)
Net cash used by investing activities	(1,323,564)	(414)	(1,577,286)	(15,494)
Cash flows from financing activities:
Proceeds from (payments for) public offering, net of issuance costs	(447)	—	518,813	—
Proceeds from issuance of debt	1,370,448	—	1,470,448	—
Repayment of debt	(511,993)	—	(511,993)	—
Tax benefit on stock-based compensation plans	6,633	304	17,214	9,322
Proceeds from exercise of options	1,274	185	5,738	5,291
Debt issuance costs	(9,806)	—	(18,806)	—
Net cash provided by financing activities	856,109	489	1,481,414	14,613
Effect of foreign exchange on cash balances	(2)	21	8	(4)
Increase in cash and cash equivalents	(405,889)	85,404	51,650	83,827
Cash and cash equivalents, beginning of period	798,921	319,707	341,382	321,284
Cash and cash equivalents, end of period	$393,032	$405,111	$393,032	$405,111